PRELIMINARY

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

PRELIMINARY

FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 23, 2004

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation, a Washington corporation, will be held on September 23, 2004, at 10:00 a.m., Pacific Daylight Time, at the Women’s University Club of Seattle, 1105 Sixth Avenue, Seattle, Washington 98101, for the following purposes as described in the attached Proxy Statement:

1.	To elect four directors to hold office, one for a one-year term ending at the 2005 Meeting of Shareholders, and three for three-year terms ending at the 2007 Meeting of Shareholders, or until their respective successors are elected and qualified.

2.	To approve an amendment to Flow International Corporation’s Articles of Incorporation increasing the number of authorized shares from 29,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock to 49,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

3.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on August 9, 2004, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as Management is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING STEPHEN R. LIGHT AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

John S. Leness

Secretary

KENT, WASHINGTON

August 30, 2004

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION

23500 64th Avenue South

Kent, Washington 98032

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 23, 2004

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company”) of the enclosed proxy for use at the Annual Meeting of Shareholders.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted according to the recommendations of the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth above, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that Management intends to present are the election of directors and the approval of an increase in the number of authorized shares. If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the persons named in such proxy to vote the shares in their best judgment.

The fiscal 2004 Form 10-K of the Company is enclosed herewith. The approximate mailing date of this proxy material is August 30, 2004.

OUTSTANDING SECURITIES AND INFORMATION

CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting, Common Stock with voting rights.

Record Date and Outstanding Shares

On August 9, 2004, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 15,535,657 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $3.46 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

Under Washington law and the Company’s Articles of Incorporation, if a quorum is present, with respect to Proposal 1 (Election of Directors), the four nominees for election to the Board of Directors who receive the greatest number of affirmative (for) votes will be elected. With respect to Proposal 2 (Approval of Increase in Authorized Shares), the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 29,000,000 to 49,000,000.

An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For Proposal 1 (Election of Directors), abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee, and accordingly, abstentions and broker non-votes will have no practical effect on the outcome of Proposal 1. For Proposal 2 (Approval of Increase in Authorized Shares), abstentions and broker non-votes have the same effect as a vote against Proposal 2, because Proposal 2 requires the affirmative (for) vote of a majority of the outstanding shares of Common Stock.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained Georgeson Shareholder—New Jersey Office to assist in the solicitation of proxies. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

(Proxy Proposal Number One)

According to the Articles of Incorporation and Bylaws, the Board of Directors shall be composed of no more than ten directors who are divided (as closely as possible) into three equal classes.

At the meeting one director will be elected to serve for a one-year term expiring on the date of the 2005 Annual Meeting of Shareholders to complete the term of a director who is retiring. Three directors will be elected to serve for three-year terms expiring on the date of the 2007 Annual Meeting of Shareholders. Of the remaining directors, three are serving terms that will not expire until the 2005 Annual Meeting of Shareholders and three are serving terms that will not expire until the 2006 Annual Meeting of Shareholders. One of the directors serving a term expiring with the 2005 Annual Meeting is retiring following this Annual Meeting. Following this Annual Meeting and the election of the proposed slate of directors, there will be nine directors, divided into three equal classes. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

Nominees (for terms of three years):

Ronald D. Barbaro (age 72) was the Chair and Chief Executive Officer, Ontario Lottery and Gaming Corporation from 1998-2003. Prior to this, he was President of The Prudential Insurance Company of America; responsible for worldwide operations

(retired 1993). He was responsible for Prudential’s Canadian operation from 1985 to 1990. Mr. Barbaro was elected to the Company’s Board of Directors in 1995 and his current term expires in 2004. Mr. Barbaro currently chairs the Premier of Ontario’s Economic Recovery Council and Chairman, Board of Trustees for The Brick Group Income Fund. He also serves on the boards of The Thomson Corporation International Group of Companies and TransGlobal Life Insurance Company (Alberta).

Arlen I. Prentice (age 66) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of the Company since 1993 and his current term expires in 2004. He founded Kibble & Prentice 32 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years.

J. Michael Ribaudo (age 62) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires in 2004. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

Nominee (for a term of one year):

Jan K. Ver Hagen (age 66) is the retired Chairman of the Board (non-executive) of Wolverine Tubing Corporation, a copper tubing manufacturer and processor of specialty heat transfer products, and continues to serve as Director and Chair of the Audit Committee of Wolverine. Mr. Ver Hagen was elected to the Company’s Board of Directors in 2003, and his current term expires in 2004. He worked for Emerson Electric Co. from 1977 to 1994 including serving as Vice-Chairman and Director from 1987 to 1994. From 1994 to 1999 he was a director of United Dominion Industries, a multinational manufacturing group, and was President and Chief Operating Officer from 1994 to 1998. He returned to Emerson to serve as Senior Vice President from 1999 to 2002. He also serves as director of Plexus, an electronic design and build engineering oriented manufacturer; as a director, Chair of the Nominating and Governance Committee and trustee of the Wisconsin Alumni Research Foundation and the University of Wisconsin Foundation. He received a B.S.M.E. in 1961 from the University of Wisconsin—Madison.

The Board of Directors

Recommends a Vote FOR the

Election of the Above Nominees

for the Board of Directors

Continuing Directors:

Richard P. Fox (age 57) is a Partner in RavenFire LLC, which provides consulting services to entrepreneurs and the financial services industry. Mr. Fox was appointed to the Company’s Board of Directors in 2002 and his current term expires with the 2006 Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the advisory committee of Northwest Venture Partners, a local venture capital fund, and on the Board of Directors of Premera, a Blue Cross managed-care provider, aQuantive (NASDAQ -AQNT), an on line marketing company, as well as Shurgard Storage Centers, Inc. (NYSE -SHU), a real estate investment trust. In addition, he serves as Treasurer and is on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration in 1969 from Ohio University. He is a Certified Public Accountant in Washington State.

Stephen R. Light (age 58) became President and Chief Executive Officer of the Company in January 2003. He was appointed to the Board in January of 2003 and his current term expires in 2006. Prior to joining the Company, from 2000 to 2002, Mr. Light was President and Chief Executive Officer of Omniquip Textron Group, Inc., a manufacturer of material handling equipment, aerial work platforms and hydraulic systems. From 1998 to 1999 he was President and Chief Executive Officer of Bucyrus International, Inc. From 1997 to 1998 he was Vice President

and General Manager of Operations at P&H Mining Equipment Co., a subsidiary of Harnischfeger Industries; from 1986 to 1996 he served in various positions at Emerson Electric Company; from 1985 to 1986, he served as General Manager of North American Philips’ Mexican consumer electronics manufacturing business; and from 1968 to 1985 at General Electric Company. Mr. Light earned a B.S.M.E. in 1968 from Colorado State University.

Kathryn L. Munro (age 56) is Principal of Bridge West, a technology investment company. She previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to the Company’s Board of Directors in 1996 and her current term expires in 2005. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE – PNW) and Capitol Bancorp (NYSE – CBC). She also serves on the board of The Bank Administration Institute in Chicago and numerous community boards in Phoenix, including Valley of the Sun United Way and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Kenneth M. Roberts (age 58) is President and Chief Investment Officer of Ken Roberts Investment Management, Inc., an investment advisory firm. Mr. Roberts is also President and Chief Executive Officer of Ken Roberts Financial Services, Inc. Mr. Roberts was appointed to the Company’s Board of Directors in 1991 and his current term expires with the 2006 Annual Meeting. Mr. Roberts was, until November 1994, President and Chief Investment Officer of Ken Roberts Advisory Group, an investment advisory firm and subsidiary of the Spokane, Washington, office of Smith Barney Shearson, Inc. From 1981 to 1991, he was Vice President of Shearson Asset Management and Foster & Marshall Management, investment advisors, and President of Shearson Lehman Fundamental Value Fund, a registered investment company. From 1987 to 1991, Mr. Roberts was also a director of Shearson Lehman Fundamental Value Fund. Mr. Roberts currently serves on the Finance Advisory Board of Washington State University. He is also past President and Treasurer of the Spokane Chapter of the Seattle Society of Chartered Financial Analysts. Mr. Roberts received a B.A. from Whitworth College in 1968 and an M.B.A. from the Harvard Graduate School of Business in 1971.

Sandra F. Rorem (age 64) is President and Chief Executive Officer of Accium BioSciences. Accium BioSciences is a technology driven Clinical Research Organization (CRO) offering specialized analytical services and expertise for preclinical drug studies and Phase 0/1 clinical trials. She was a founder and remains a principal in Distinctive Solutions, LLC where she currently serves in an advisory capacity. Ms. Rorem was first elected to the Company’s Board of Directors in 1996 and her current term expires in 2005. She was President and Chief Executive Officer of ClearMedical, Inc., a medical device manufacturing and reprocessing company from 2000 to 2003 and was Chief Executive Officer of Medalia HealthCare, LLC in Seattle, Washington from 1994 to 1999. Prior to joining Medalia, she was a Senior Executive and served 17 years with the Providence Health System; and prior to this with the Fairview Health System and the University of Minnesota, both in Minneapolis, Minnesota. She is a Board Certified Member and Diplomat in the American College of HealthCare Executives and a member of the American College of Medical Practice Administrators. Ms. Rorem holds an M.B.A. from the University of Washington.

Retiring Director:

Daniel J. Evans (age 78) has been Chairman of Daniel J. Evans Associates, a consulting firm in Seattle, since 1989. Mr. Evans was appointed to the Company’s Board of Directors in 1991 and his current term expires with the 2005 Annual Meeting. Mr. Evans will be retiring following the Annual Meeting. From 1965 to 1977, Mr. Evans was Governor of the State of Washington. From 1977 to 1983, he was President of The Evergreen State College. In 1983 he was appointed to the United States Senate to fill the seat of the late Senator Henry M. Jackson and won a special election to serve the remaining five years of the term. He did not seek a second term. Mr. Evans chaired the National Academy of Sciences Commission on Policy Options for Global Warming and is co-chair of the Washington Wildlife and Recreation Coalition. Mr. Evans serves as director of Western Wireless Corp., Cray Inc., Costco, National Information Consortium and Archimedes Technology Group. Mr. Evans also serves as a member of the Board of Regents of the University of Washington, and in 1999, the Board voted to rename the Graduate

School of Public Affairs at the University of Washington, “The Daniel J. Evans School of Public Affairs.” Mr. Evans received a B.S. in 1948 and an M.S. in 1949, in civil engineering from the University of Washington.

DIRECTOR INDEPENDENCE AND

INFORMATION REGARDING

THE COMMITTEES OF THE

BOARD OF DIRECTORS

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. The Board of Directors has determined that Messrs. Ver Hagen, Fox, Roberts, Barbaro and Ribaudo and Ms. Rorem and Ms. Munro are independent directors.

The Board of Directors held 12 meetings during the fiscal year ended April 30, 2004. All the directors, other than Mr. Barbaro, attended at least 75% of all Board and Committee meetings. The numbers of meetings of each Committee of the Board are described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members, except Messrs. Barbaro and Ribaudo, of the Board of Directors attended the Annual Meeting.

The Company has an Audit Committee, a Compensation and Plan Administrator Committee, a Mergers, Acquisitions and Dispositions Committee and a Nominating and Governance Committee. In addition to these standing committees, the Board, from time to time, may form ad hoc committees. During fiscal 2004, the Board appointed an ad hoc Restructuring Committee which has reviewed matters related to the Company’s capital structure.

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls, reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and internal auditors. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the internal auditors and the financial and senior management of the Company. The Audit Committee has adopted a charter (a copy of which is attached as Appendix A), hereinafter “Charter,” requiring, among other things, that members of the Committee be independent of Management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. The members of the Audit Committee are Richard P. Fox (Chair), Kathryn L. Munro, Kenneth M. Roberts, and Jan K. Ver Hagen, each of whom are all independent directors as defined under the NASDAQ’s Marketplace Rules and each of whom are also experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are an affiliated person of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings in the fiscal year ended April 30, 2004.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock option plans, determining the terms, amounts and recipients of stock option grants. During fiscal 2004 the members were J. Michael Ribaudo (Chair), Arlen I. Prentice, and Ronald D. Barbaro. For fiscal 2005 J. Michael Ribaudo (Chair), Richard P. Fox, Sandra F. Rorem, Ronald D. Barbaro and

Kathryn L. Munro will serve on the Committee. For fiscal 2005, all members of the Committee are independent directors as defined under the NASDAQ’s Marketplace Rules. Arlen I. Prentice, who was a member of the Committee during fiscal 2004, is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. During fiscal 2004, payments by the Company to Kibble & Prentice, Inc. and such subsidiary for such services totaled $2,395,001. Such payments were for various categories of insurance and included both the brokerage commissions and the premiums that Kibble passes on to the underwriters. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest. There were four meetings of the Compensation and Plan Administrator Committee during the fiscal year ended April 30, 2004.

Mergers, Acquisitions and Dispositions Committee. The primary function of the Mergers, Acquisitions and Dispositions Committee is to assist the Board of Directors to review potential opportunities for acquisitions, mergers, dispositions, divestitures or similar transactions and to assist the Board of Directors in analyzing equity or debt financings or other capital raising opportunities. During fiscal 2004, the members of the Mergers, Acquisitions and Dispositions Committee were Kenneth M. Roberts (Chair), J. Michael Ribaudo, and Richard P. Fox. For fiscal 2005, Kenneth M. Roberts (Chair), Ronald D. Barbaro, Arlen I. Prentice, and Jan K. Ver Hagen will serve on the Committee. There were no meetings of the Mergers, Acquisitions and Dispositions Committee during the fiscal year ended April 30, 2004.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. Sandra F. Rorem (Chair), Daniel J. Evans, and Arlen I. Prentice served on the Committee during fiscal year 2004. For fiscal year 2005 Sandra F. Rorem (Chair), Ronald D. Barbaro, J. Michael Ribaudo, and Kenneth M. Roberts will serve on the Committee, each of whom are independent directors as defined under the NASDAQ’s Marketplace Rules. The Nominating and Governance Committee met five times during the fiscal year ended April 30, 2004. The Charter for the Committee is attached as Appendix B to this Proxy Statement.

Compensation of Directors

The Compensation and Plan Administrator Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interest of the Company’s shareholders. To achieve this goal and based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Committee has adopted the following compensation program for Directors. This program was adopted in fiscal 2004 and remains unchanged for fiscal 2005.

Directors who are not employees of the Company will receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. The Company also reimburses directors for their travel expenses in connection with their attendance at Board and Committee meetings.

In addition, Committee Chairs will be paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairperson of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors will also receive annual grants of shares of common stock that are vested at the time of grant. The annual grants of shares of company stock will have a value equal to $30,000. The grants will be made at each Annual Meeting of Shareholders, and the shares will be valued based on the average closing price over the twenty trading days preceding the Annual Meeting.

For Directors serving prior to 2003, the Company had adopted a retirement policy providing that Directors will receive, following their retirement, annual amounts for a period equal to the director’s years of service on the Board, up to a maximum of nine years. This policy will not apply to newly-appointed directors.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position
Stephen R. Light	58	President and Chief Executive Officer

D. Patterson Adams, Jr.	51	President and Chief Executive Officer, Avure Technologies Incorporated

Thomas C. Johnson	52	Senior Vice President of Operations

Richard A. LeBlanc	49	Executive Vice President of Sales

John S. Leness	44	General Counsel and Corporate Secretary

Stephen D. Reichenbach	42	Chief Financial Officer

Felix M. Sciulli	53	Senior Vice President of Global Engineering and Research and Development

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Stephen R. Light (biographical information for Mr. Light appears above).

D. Patterson Adams, Jr. joined the Company in 2001 as President and Chief Executive Officer of Avure Technologies Incorporated, the Company’s wholly-owned subsidiary that runs the food safety technologies and general press businesses. Prior to joining the Company, Mr. Adams was President of IBA’s Food Safety Division from 1998 to 2001, where he led the expansion of IBA’s food irradiation business. From 1995 through 1998, Mr. Adams was President of VestCorp, a private investment consortium and holding company. Mr. Adams has managed companies in the sterilization industry since 1976.

Thomas C. Johnson joined the Company in August 1996 as Vice President of Manufacturing. Mr. Johnson became Senior Vice President, Manufacturing Technology in October of 1999 and Senior Vice President of Operations in June of 2003. Prior to joining the Company, he was employed by the Kenworth Truck Company Division of PACCAR for sixteen years, serving as Plant Manager and before that as Assistant Plant Manager.

Richard A. LeBlanc joined the Company in 1994 as Vice President of Sales. Mr. LeBlanc became Executive Vice President in August 1998. Prior to joining the Company, he was employed by the ASI Robotic Systems Division of Cargill Detroit Corporation for ten years, serving as Manager of Sales and Marketing and before that in direct sales.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm.

Stephen D. Reichenbach joined the Company in September 1992 when the Company acquired Spider Staging Corporation, was appointed Treasurer in March 1993, Vice President of Finance and Chief Financial Officer in 1996 and Executive Vice President in March 1997. Mr. Reichenbach became Chief Financial Officer of Avure Technologies Incorporated in September of 2001 and was appointed Chief Financial Officer of Flow International in October 2003. Prior to joining the Company, Mr. Reichenbach had been associated since 1989 with Spider Staging Corporation as its Controller and had been with Ernst & Young from 1985 to 1989.

Felix M. Sciulli joined the Company in October 1995 as Vice President of Engineering. Mr. Sciulli became Senior Vice President, Engineering and Research and Development in June 2000. Prior to joining the Company, he was with Equimeter, Inc., a division of BTR plc (acquired from Rockwell International Corporation), for six years as Director of Engineering and Research and Development. Mr. Sciulli also spent thirteen years with Rockwell in various engineering and research roles, and three years with Westinghouse Electric Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth information as of August 9, 2004, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. The address for each of the persons listed below is 23500 64th Avenue South, Kent, Washington 98032.

(This space intentionally left blank.)

Management

Name and Position	Number of Shares		Percent of Outstanding Shares
D. Patterson Adams, Jr., Executive Officer	127,110	(1)	0.8%
Ronald D. Barbaro, Director	83,441	(2)	0.5
Daniel J. Evans, Director	112,441	(2)	0.7
Richard P. Fox, Director	8,566		0.05
Thomas C. Johnson, Executive Officer	78,547	(3)	0.5
Richard A. LeBlanc, Executive Officer	179,118	(4)	1.1
Stephen R. Light, Executive Officer	316,650	(5)	1.9
Kathryn L. Munro, Director	68,441	(6)	0.4
Arlen I. Prentice, Director	134,520	(2)	0.8
Stephen D. Reichenbach, Executive Officer	241,998	(7)	1.5
J. Michael Ribaudo, Director	208,315	(2)	1.3
Kenneth M. Roberts, Director	291,941	(8)	1.8
Sandra F. Rorem, Director	72,301	(6)	0.4
Jan K. Ver Hagen, Director	8,566		0.05
All directors and officers — as a group (15 persons)	2,228,319	(9)	13.7

(1)	Includes options exercisable within 60 days for 100,000 shares of Company Common Stock.
(2)	Includes options exercisable within 60 days for 69,875 shares of Company Common Stock.
(3)	Includes options exercisable within 60 days for 55,000 shares of Company Common Stock.
(4)	Includes options exercisable within 60 days for 151,000 shares of Company Common Stock.
(5)	Includes options exercisable within 60 days for 127,290 shares of Company Common Stock.
(6)	Includes options exercisable within 60 days for 59,875 shares of Company Common Stock.
(7)	Includes options exercisable within 60 days for 213,775 shares of Company Common Stock.
(8)	Includes options exercisable within 60 days for 64,875 shares of Company Common Stock.
(9)	Includes options exercisable within 60 days for 1,356,190 shares of Company Common Stock.

Other Beneficial Owners

Name and Address	Number of Shares		Percent of Outstanding Shares
Special Situations Private Equity Fund L.P.	1,873,832	*	12.2%
153 E. 53rd St
New York City, New York 10022

Royce & Associates L.L.C.	1,332,700	*	8.7
1414 Avenue of the Americas
New York, New York 10019

ICM Asset Management, Inc.	1,279,700	*	8.3
West 601 Main Ave., Suite 600
Spokane, Washington 99201

Citigroup Inc.	1,072,841	*	7.0
399 Park Avenue
New York, New York 10043

Fraser Management Associates Inc.	794,812		5.2
309 South Willard Street
Burlington, Vermont 05402

John Hancock Financial Services	1,009,523	**	6.3
Post Office Box 111
Boston, Massachusetts 02117

*	Based on filings made pursuant to Sections 13(a) and (g) of the Exchange Act.

**	Shares issuable upon exercise of warrants.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2004, all Section 16(a) filing requirements were complied with.

Executive Compensation

Summary Compensation Table

The following table sets forth information for the years ended April 30, 2004, 2003 and 2002, with respect to the Chief Executive Officer and each of the four other highest paid executive officers of the Company whose aggregate cash compensation in fiscal 2004 exceeded $100,000:

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensa- tion (1)	Restricted Stock Awards		Number of Stock Options	All Other Compensation (2)
Stephen R. Light (3) President and Chief Executive Officer	2004 2003 2002	$ $	450,008 200,772 0	$264,062 0 0		$181,438 0 0	$321,000 0 0	(4)	21,250 321,250 0	$ $	40,760 21,072 0
D. Patterson Adams, Jr. (5) President and Chief Executive Officer, Avure Technologies, Incorporated	2004 2003 2002		$249,054 250,016 185,589	$119,477 0 0		$66,148 0 0	$0 0 0		0 0 100,000		$104,059 111,946 66,995	(6) (6) (6)
Thomas C. Johnson Senior Vice President of Operations	2004 2003 2002		$190,008 188,469 165,190	$83,620 0 0		$57,445 0 0	$39,000 0 0	(7)	0 0 0		$32,314 11,506 11,506
Richard A. LeBlanc Executive Vice President of Sales	2004 2003 2002		$220,002 215,043 198,515	$96,824 30,856 0	(8)	$66,527 0 0	$39,000 0 0	(7)	0 0 40,000		$32,690 12,025 14,621
Stephen D. Reichenbach Chief Financial Officer	2004 2003 2002		$196,154 180,003 177,411	$98,773 0 0		$57,152 0 0	$39,000 0 0	(7)	0 0 0		$6,600 11,385 21,196

(1)	Represents shares of Company stock received in lieu of cash bonus.

(2)	Includes Company contributions to the Voluntary Pension and Salary Deferral Plan and the Flow International Corporation Executive Deferral Plan and amounts paid in connection with retention agreements.

(3)	Mr. Light joined the Company in December 2002 and became President and CEO on January 2, 2003.

(4)	Includes 200,000 restricted stock units granted in connection with a retention agreement and vesting December 31, 2006, and 20,000 shares granted pursuant to an employment agreement.

(5)	Mr. Adams joined the Company in August of 2001.

(6)	Includes reimbursement of moving expenses and interest paid on a relocation loan made to Mr. Adams when he joined the Company in August 2001.

(7)	Includes restricted stock units granted in connection with a retention agreement and vesting December 31, 2006.

(8)	Amounts paid based on sales commissions.

Option Grants Table

Fiscal 2004

The following table sets forth certain information regarding options granted to the Company’s Chief Executive Officer during the fiscal year ended April 30, 2004. No options were granted to the other four highest paid executives during fiscal 2004.

Individual Grants
	Number of Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
Name					5%	10%
Stephen R. Light	21,250	69%	$2.20	04/23/14	$29,401	$74,507

Aggregated Option Exercises in Fiscal 2003

and Fiscal Year-End Option Values

The following table sets forth certain information regarding options exercised during the year ended April 30, 2004, by the Company’s Chief Executive Officer and each of the individuals named in the Summary Compensation Table.

	Shares Acquired on Exercise	Value Realized	Total Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen R. Light	0	0	68,957	173,543	$5,844	$13,281

D. Patterson Adams, Jr.	0	0	100,000	0	0	0

Thomas C. Johnson	0	0	55,000	0	0	0

Richard A. LeBlanc	0	0	151,000	5,000	0	0

Stephen D. Reichenbach	0	0	213,775	0	0	0

(1)	Calculated using $2.55, the closing price of the Company’s Common Stock as reported by NASDAQ on April 30, 2004.

Equity Compensation Plan Information

The following table presents the number of stock options and warrants that were and were not approved by our shareholders as of April 30, 2004.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,875,299		$9.65	1,389,468
Equity compensation plans not approved by shareholders	100,000	(1)	—	—

Total	1,875,299		$9.65	1,389,468

(1)	Represents shares that are issuable in connection with consulting services to be provided by Mr. Chrismon Nofsinger.

Recent Sales of Unregistered Securities.

We have entered into a Consulting Agreement effective March 1, 2003 pursuant to which we have engaged Mr. Chrismon Nofsinger to provide executive coaching and organization services. In partial consideration for such services, we issued 19,097 unregistered shares of Company Common Stock to Mr. Nofsinger in June 2004.

Certain Relationships and Related Transactions

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. During fiscal 2004, payments by the Company to Kibble & Prentice, Inc. and such subsidiary for such services totaled $2,395,001. Such payments were for various categories of insurance and included both the brokerage commissions and the premiums that Kibble passes on to the underwriter. Mr. Prentice abstains from participating in matters where he may have a conflict of interest

Compensation and Plan Administrator Committee Report

Introduction. The Compensation and Plan Administrator Committee of the Board of Directors (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers. In addition, the Compensation Committee evaluates executive officer performance and assesses the overall effectiveness of the Company’s executive compensation programs.

Compensation Philosophy and Objectives. The Company’s compensation and benefits programs are designed to:

➢	Attract and retain top-level executive talent required to attain the Company’s short- and long-term goals.

➢	Motivate executives to achieve the goals of the Company’s business strategy.

➢	Link executive and shareholder financial interests through appropriate long-term incentives.

➢	Provide executives with a compensation package that recognizes individual contributions and overall business results.

Elements of Executive Compensation. The elements of executive compensation currently include base salary, an annual incentive program and a retention program. The Compensation Committee’s decisions with respect to each of these elements are discussed below. While the elements of compensation described in this report are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including salary, incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, other than the Chief Executive Officer (“CEO”), the Compensation Committee takes into account the views of the CEO.

The Compensation Committee reviews the Company’s executive compensation program to ensure that there is appropriate linkage between Company performance and executive compensation and that pay practices are competitive with the external market. For fiscal 2004 the Compensation Committee made no adjustments to salaries of executive officers or the CEO, except in connection with Mr. Reichenbach’s promotion to Chief Financial Officer.

Base Salaries. Base salaries of the executive officers other than for the CEO had been determined by the Compensation Committee in a prior fiscal year using the CEO’s recommendations and data provided by the Committee’s consultants. The CEO’s pay is set by contract and discussed below.

Annual Incentive Compensation. The Company’s executive officers are eligible for cash bonuses under the Company’s annual incentive program. The annual incentive program emphasizes the achievement of goals that are aligned with the interest of the Company’s shareholders. For fiscal 2004 these goals were based on achievement of EBITDA levels, and bonuses were paid half in stock and half in cash. For fiscal 2005 these goals will include revenue, operating profit and working capital as a percentage of revenue. Bonus payouts under the plan will be made on a sliding scale beginning with achievement of 90% of targets. Executives’ target bonus levels have been set at percentages of base salary, and the CEO’s target bonus level set by his employment contract is at 60% of base salary. Payouts will be made half in stock and half in cash, with executives having the option to increase the proportion of stock they receive.

The Company exceeded its goals for fiscal 2004 and annual incentive payouts were made for the fiscal year.

Long-Term Incentive Compensation. Long-term incentives are provided pursuant to the Company’s 1995 Long-Term Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares.

The purpose of long-term incentives is to promote the success and enhance the value of the Company by linking the personal interest of employees to those of the Company’s shareholders, and by further providing employees that receive awards under the Plan with an incentive for outstanding performance. When awarding long-term incentives, the Compensation Committee considers competitive practices, general industry data, and the executives’ level of responsibility, prior experience and historical award data.

Stock option and restricted stock grants were made to the CEO in accord with his contract. The CEO’s equity awards are discussed below. Executives receive restricted stock units in connection with their retention agreements, as discussed below. Shares of stock were also awarded to executives in connection with the bonus plan, as discussed above.

Retention Award. During fiscal year 2003, the Company began to implement a comprehensive restructuring program intended to return the Company to profitability. The Compensation Committee determined that during this implementation it was critical to ensure key executives remain employed at the Company and focused on the day-to-day operations to successfully turnaround the Company. As a result, the Compensation Committee adopted a retention program to achieve these goals. The program includes six executives including the CEO. The CEO’s retention award is discussed below. Each participating executive who remains in the Company’s employ is eligible to receive retention awards in both cash and restricted stock units. The cash retention awards began six months after the plan inception and provide for seven equal semi-annual increments. The executive must be employed at the payment date to receive the cash portion of the award. The restricted stock unit awards vest 42 months after plan inception. Each executive must remain a full-time employee for the entire 42-month period to vest in the restricted stock units.

The Company has also entered into two-year severance agreements with key executives providing for one year’s severance pay in the event of termination without cause.

Chief Executive Officer Compensation. In September 2002, Ronald W. Tarrant, the Company’s Chairman, President and CEO, retired from the Company. A nationwide search was conducted and as a result, Stephen R. Light joined the Company as President and CEO in January 2003. On November 25, 2002, Mr. Light entered into an employment agreement with the Company with a term ending on April 30, 2005 (the “Light Agreement”). The Light Agreement provides for automatic extensions beginning on May 1, 2003 (unless notice not to extend is given by either party) so that the remaining term shall always be two years. Under the terms of the Light Agreement, Mr. Light’s annual base salary is $450,000 and he is eligible for target annual performance bonuses equal to 60% of base salary. One-half of the bonus is payable in shares of common stock. Mr. Light’s annual performance bonuses are based on the same factors as the executives’ bonuses. The Board has established additional goals for the CEO. These include development of succession plans, development of a customer satisfaction survey and successful resolution of the Company’s financing.

During fiscal year 2004, Mr. Light received stock options to purchase 21,250 shares of Company Common Stock as detailed in the option grant table contained in this Proxy Statement. These stock options vest over a four-year period. Mr. Light also received 20,000 shares of stock pursuant to his employment contract. He also received a grant of 200,000 restricted stock units, vesting in 2006 in connection with a retention agreement. These equity awards recognize Mr. Light’s leadership and provide an appropriate link to the interests of shareholders.

In determining the terms of the Agreement, the Compensation Committee considered marketplace trends and Mr. Light’s leadership abilities.

Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for compensation to its CEO and any of its four other highest paid executive officers to $1 million. Qualified performance-based compensation is not subject to the $1 million limitation, provided certain requirements of Section 162(m) are satisfied. These requirements include shareholder approval and periodic re-approval of the material terms of performance goals in plans such as the Company’s 1995 Long-Term Incentive Plan. The Compensation Committee presently anticipates that the Company’s executive compensation will either be below such levels or will be structured to qualify as “performance-based compensation” which is exempt from such limitation.

Conclusion. After its review of the total compensation program for the executives of the Company, the Compensation Committee continues to believe that these executive compensation policies and practices serve the interests of the shareholders and the Company effectively. The Committee also believes that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company’s overall future success, thereby increasing the value of the Company for the shareholders’ benefit. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

This report is submitted by the members of the Compensation and Plan Administrator Committee. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under such acts.

COMPENSATION AND PLAN

ADMINISTRATOR COMMITTEE

J. Michael Ribaudo—Chairman

Richard P. Fox

Sandra Rorem

Ronald D. Barbaro

Kathryn L. Munro

Report of the Audit Committee

The Audit Committee oversees the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with Management and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended April 30, 2004.

The Audit Committee meets with the independent registered public accounting firm quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 90, Communication with Audit

Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its Management including the matters in the written report provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Also, the Company’s internal auditor reports at least quarterly to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 .

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) An understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that Richard P. Fox is qualified as an audit committee financial expert.

AUDIT COMMITTEE

Richard P. Fox—Chairman

Kathryn L. Munro

Kenneth M. Roberts

Jan K. Ver Hagen

Report of the Nominating and Governance Committee

The Nominating and Governance Committee (“Nominating Committee”) recently held a meeting at which all of its members were in attendance to consider corporate governance issues, including the qualifications of potential new board members, and the procedure for identifying and qualifying future board members for nomination. As a result, the Nominating Committee adopted certain charter amendments describing its duties and responsibilities in consideration of nominees recommended by shareholders.

In its deliberations, the Nominating Committee is aware that one member of the Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board must meet the definition of “independent director” under Rule 4200(a)(14) of the NASDAQ rules and that members of the Audit Committee must meet the independence standards in Rule 10A-3. The Nominating Committee also believes it appropriate for at least one member of the Company’s Management to participate as a member of the Board. The Company has adopted a code of ethics that applies to all of its officers and employees, including the CEO and CFO.

Consideration of Director Nominees

The Nominating Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating Committee in care of our Chairman of the Board and Secretary at our address set forth later in this Proxy Statement. Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not less than 120 days nor more than 180 days before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders. The Company’s 2004 Proxy Statement was first sent to shareholders on August 30, 2004. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

The Company’s Bylaws also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders by any shareholder entitled to vote on such election. Such nominations must be submitted to the Company in accordance with the procedures specified in Section 5 of Article II of the Bylaws.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

➢	each director should be chosen without regard to sex, race, age, religion or national origin;

➢	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

➢	each director should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

➢	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

➢	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

➢	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;
➢	each director should have the ability to read and understand corporate financial statements; and

➢	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors.

In evaluating director candidates, regardless of the source of the nomination, the Nominating Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members.

Process for Identifying and Evaluating Nominees

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director which may come to the Nominating Committee’s attention through current Board members, Management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. If the Nominating Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating Committee. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

NOMINATING AND

GOVERNANCE COMMITTEE

Sandra F. Rorem—Chairman

Ron D. Barbaro

J. Michael Ribaudo

Kenneth M. Roberts

(This space intentionally left blank.)

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return to the Company’s shareholders during the five-year period ending April 30, 2004, as well as overall stock market index (NASDAQ) and for those peer group indices selected for each of the Company’s product lines (S & P Machine Tools and Dow Jones Factory Equipment). The Company has paid no dividends on its Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG FLOW INTERNATIONAL CORPORATION, THE S & P SMALLCAP 600 INDEX,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE DOW JONES US FACTORY EQUIPMENT INDEX

APPROVAL OF INCREASE IN

AUTHORIZED SHARES

(Proxy Proposal Number 2)

The Company’s Board of Directors believes that the best interests of the Company and its shareholders will be served by increasing the authorized shares of Common Stock of the Company. The Board of Directors does not believe that the current number of shares available is adequate to serve the Company’s possible need for equity financing to reduce the amount of debt owed to its lenders. The Company’s Management and Board of Directors believe that an additional 20,000,000 authorized shares will be adequate to serve the Company’s needs for the next few years.

The Company’s current Certificate of Incorporation provides for the authorization of 29,000,000 shares of Common Stock, plus 1,000,000 shares which are reserved for the issuance of shares of preferred stock. The proposed amendment to the Articles of Incorporation of the Company (hereinafter “Amendment”) provides for the authorization of 49,000,000 shares of Common Stock, plus 1,000,000 shares of preferred stock. As of August 9, 2004, based on the number of shares of Common Stock currently outstanding and the number of shares eligible for issuance under all of the Company’s stock option plans, there were 19,427,667 shares of Common Stock either outstanding or reserved, leaving 9,572,333 authorized, but unissued, and unreserved shares of Common Stock available for other corporate purposes or opportunities. The Board of Directors does not believe that such number is adequate to provide for the Company’s financing needs.

The Amendment increases by 20,000,000 the number of authorized and unissued shares of Common Stock which may be used for any proper corporate purpose by the Company, including, without limitation, issuance of shares in public or private offerings, issuance of securities convertible into shares of Common Stock for cash as a means of obtaining additional capital for use in the Company’s business and operations, or issuance of shares of Common Stock as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties. With this increase, the Board of Directors believes that the Company will have sufficient shares of Common Stock available for corporate purposes or opportunities as are likely to arise in the reasonably foreseeable future. There are at present no firm plans, arrangements or understandings relating to the issuance of any of the currently authorized and unissued shares of Common Stock or the additional shares of the Common Stock proposed to be authorized, and many transactions pursuant to which additional shares would be issued will require the approval of the Company’s shareholders.

If the Amendment is approved, the newly authorized shares of Common Stock would have all of the rights and privileges as the shares of Common Stock presently authorized. Once shares of Common Stock are authorized, the Board of Directors can issue shares of Common Stock without shareholder approval, except as may be required by law or regulations or by the rules of any stock exchange on which the Company’s securities may then be listed.

The issuance of the additional shares of Common Stock, may, under certain circumstances, make attempts to acquire control of the Company more difficult. For example, an issuance of additional shares of Common Stock may make it more difficult to obtain shareholder approval of actions such as removal of directors or amendments to the By-Laws. In addition, shares of Common Stock could be issued in other transactions that could make a change in control of the Company more difficult. The Company is not aware of any effort to obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the additional shares of authorized Common Stock for anti-takeover purposes.

Although the Board of Directors would issue additional shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional shares of Common Stock would have the effect of diluting the voting power per share and could have the effect of diluting the book value per share of the outstanding shares of Common Stock.

The Company’s Articles of Incorporation require the vote of a majority of the outstanding shares to approve the Amendment.

The Board of Directors Recommends

a Vote FOR the

Approval of an Increase in Authorized Common Stock

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has examined the financial statements of the Company since 1981. It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

Audit Fees

The aggregate fees paid to PricewaterhouseCoopers LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended April 30, 2004 and April 30, 2003 and for the quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years were $841,938 and $551,866, respectively.

Audit-Related Fees

The fees paid to PricewaterhouseCoopers LLP for audit-related services for the fiscal years ended April 30, 2004 and 2003 were $0 and $0, respectively. The Company retained BDO Seidman LLP for the annual audit of the Company’s Voluntary Pension and Salary Deferral Plan.

Tax Fees

The fees paid to PricewaterhouseCoopers LLP for tax services for the fiscal years ended April 30, 2004 and 2003 were $109,090 and $103,153, respectively. Tax fees principally included fees for tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees paid to PricewaterhouseCoopers LLP, for miscellaneous services rendered to the Company for the fiscal years ended April 30, 2004 and 2003, other than for services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were $492, and $0, respectively. There were no fees paid to PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal years ended April 30, 2004 and April 30, 2003. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members or to management for services below $5,000. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. For 2004, all non-audit services were pre-approved.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s fiscal 2004 Form 10-K has been mailed to you with this Proxy Statement. The Form 10-K contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 2004 and 2003, and the report thereon by PricewaterhouseCoopers LLP.

If any shareholder entitled to vote at this Annual Meeting wishes to receive a copy of the Company’s Form 10-K, the Company will furnish that person, without charge, copies upon written request. Requests should be addressed:

John S. Leness, Secretary

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2005 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 5, 2005. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Shareholder Communication with

the Board of Directors

Although the Company has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Stephen R. Light

President and CEO

APPENDIX A

FLOW INTERNATIONAL CORPORATION

AUDIT COMMITTEE CHARTER

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee shall review the Company’s financial reporting process and internal controls, review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal auditors. The Audit Committee shall also provide open means of communication between the directors, the independent registered public accounting firm, the internal auditors and the financial and senior management of the Company.

Organization.    The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee and the Committee chair shall meet all financial knowledge and experience qualifications required under rules promulgated by the NASDAQ Stock Market, Inc., the Securities and Exchange Commission or other governing body, as in effect from time to time.

The members of the Committee shall be elected by the Board at the meeting of the Board following the Annual Meeting of shareholders and shall serve until their successors shall be duly elected and qualified. Unless a Chairperson is appointed by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

Authority.    The Audit Committee shall have the authority to engage independent counsel, auditors and other advisors, to meet with and seek information from company officers and employees, and to conduct or authorize investigations into any matter within the scope of its responsibility. It shall receive from the Company appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm for purposes of rendering or issuing an audit report and to any advisors employed by the Committee.

Meetings.    The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least quarterly with Management and the Company’s independent registered public accounting firm, and the internal auditors, in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Responsibilities.    In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to properly enable the Audit Committee to successfully accomplish its stated functions.

In carrying out these responsibilities, the Audit Committee shall:

➢	Meet with the independent registered public accounting firm and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent registered public accounting firm.

➢	Meet with the internal auditors to review the proposed scope of work for the current year. Monitor changes to the scope of their work during the year. Read and discuss their audit findings and proposed follow-up.

➢

Evaluate and approve or disapprove in advance all audit and non-audit services proposed to be provided by the independent registered public accounting firm. The Company’s independent registered public accounting firm may be engaged to provide non-audit services only after the Audit

Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided such services. The Audit Committee’s determination shall generally be guided by whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired.

➢	Review with the independent registered public accounting firm, internal auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

➢	Discuss with the independent registered public accounting firm at least annually the acceptability and the quality of the accounting principles applied in the Company’s financial reporting process.

➢	Prior to issuance, review and discuss the annual audited financial statements and quarterly financial statements with Management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Discuss with the independent registered public accounting firm all critical accounting policies and practices to be employed in connection with the financial statements, and any changes thereto; all alternative treatments of financial information under GAAP that have been discussed with Management, and the treatment preferred by the auditor; and all other material written communications between the auditor and Management.

➢	Provide for inclusion in the annual Proxy Statement a report of the Audit Committee’s findings resulting from its financial reporting oversight responsibilities.

➢	Meet separately, at least quarterly, with Management, with internal auditors, and with the independent registered public accounting firm. Among the items to be discussed in these meetings are the independent registered public accounting firm’s evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent registered public accounting firms received during the course of the audit or quarterly review.

➢	Either the Audit Committee or the Chairman shall discuss with the independent registered public accounting firm the impact of significant events, transactions and changes in accounting estimates considered by the independent registered public accounting firm in performing its quarterly reviews, if any.

➢	Review accounting and financial human resources and succession planning within the Company.

➢	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

➢	Establish procedures for complaints or employee concerns regarding accounting, internal controls and auditing matters. The established system must be anonymous and confidential and prevent retaliation against a reporting employee.

➢	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

➢	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

➢	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

➢	Discuss policies with respect to risk assessment and risk management of the Company.

➢	Review with the independent registered public accounting firm any audit problems or difficulties and Management’s response.

➢	Set clear hiring policies for employees or former employees of the independent registered public accounting firm.

➢	Obtain an annual performance evaluation of the Audit Committee from the Board of Directors.

➢	Review and update this Charter annually.

➢	Perform such other functions as assigned by law, the Company’s Charter or Bylaws, or the Board of Directors.

Relationship with the Independent registered public accounting firm.    The independent registered public accounting firm is ultimately responsible to the Audit Committee and the Board of Directors. Accordingly the Audit Committee has the following responsibilities in connection with such relationship:

➢	Review and select the independent registered public accounting firm to audit the financial statements of the Company and its divisions and subsidiaries, approve the compensation of the independent registered public accounting firm and review and approve the discharge of the independent registered public accounting firm if such action becomes necessary.

➢	Assess on an annual basis the independence of the independent registered public accounting firm, and in doing so; obtain from the independent registered public accounting firm a written statement regarding relationships and services, which may affect objectivity and independence.

➢	Obtain and review a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities.

➢	Engage in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and recommend that the Board of Directors take appropriate action in response to the independent registered public accounting firm’s report to satisfy itself of the independent registered public accounting firm’s independence.

Relationship with the Internal Auditors.    The internal auditors will have a dotted line relationship to the Audit Committee and the Board of Directors. Accordingly, the Audit Committee has the following responsibilities in connection with such relationship:

➢	Review the dismissal, appointment and replacement of the senior internal auditing executive.

➢	Review the significant reports prepared by internal audit and Management’s responses.

➢	Discuss with the independent registered public accounting firm and Management the internal audit department responsibilities, reporting methodologies, budget and staffing.

APPENDIX B

FLOW INTERNATIONAL CORPORATION

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

The primary function of the Governance and Nominating Committee is to (a) assist the Board of Directors in matters of Board organization and composition, (b) locate and recommend to the Board individuals to fill vacancies on the Board, (c) oversee the evaluation of the Board of Directors of the Company and (d) develop and recommend to the Board of Directors corporate governance principles and policies.

Organization

The Governance and Nominating Committee shall be comprised of three or more non-employee directors, as determined by the Board, including a Chairman, each of whom shall be independent directors under all applicable regulation, including the corporate governance rules of The Nasdaq Stock Market, Inc.

The members of the Committee shall be elected by the Board at the meeting of the Board following the Annual Meeting of shareholders and shall serve until their successors shall be duly elected and qualified. Unless a Chairman is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership. In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to subcommittees, provided that any such subcommittee shall be composed entirely of independent directors.

Authority

The Governance and Nominating Committee shall have the authority to engage independent counsel, consultants or other advisors, and shall have the authority to approve the fees payable to and expenses of such counsel, consultants or other advisors, and to meet with or call upon any person, including officers or employees of the Company for information and counsel.

Meetings

The Governance and Nominating Committee shall meet at least quarterly, including a meeting in advance of the Annual Meeting of shareholder to consider and recommend to the Board individuals to stand for election to the Board. All non-employee directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any other director or any member of Management of the Company and such other persons as it deems appropriate to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

Responsibilities

The principal functions of the Committee are set forth below. The Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate from time to time.

➢	To evaluate annually the performance and effectiveness of the Board to ensure that the directors are fulfilling their responsibilities in a manner that effectively serves the interests of the Company’s shareholders.

➢	To establish criteria for Board membership, considering (without limitation): experience, skill set, diversity and the ability to act effectively on behalf of the shareholders. Such criteria are set forth in Exhibit A to this Charter. The Committee will use these criteria as guidelines and will not be limited to them in instances where the best interests of the Company will be served by considering other criteria.

➢	To review the capability of each incumbent director as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications prior to making the recommendation to the Board.

➢

To identify, evaluate and recommend candidates to fill Board vacancies occurring between annual shareholder meetings, taking into account the criteria for Board membership established by the Committee.

In this role, the Committee will follow the procedures set forth below under “Process for Identification and Evaluation of Director Nominees.”

➢	To present to the Board at the June meeting each year, a list of those individuals recommended for nomination for election to the Board of Directors at the Annual Meeting of Shareholders.

➢	To present recommendations to the Board for replacement directors as necessary, including a review of the capability of each prospective nominee as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications prior to making the recommendation to the Board.

➢	To make a recommendation as to the director who should act as Chairman (and Vice Chairman if the Committee so desires). Normally, this recommendation will be made at the meeting when officers are elected for the ensuing year.

➢	To review the composition of each Committee annually and to present recommendations for committee memberships to the Board as needed.

➢	Review the recommendations of officer candidates and monitor the appointment of officers who are likely treated as named executive officers for purposes of the Proxy Statement and other public disclosure requirements. The Committee shall review the Board’s annual review process for the CEO and the Company’s Management.

➢	To perform an annual review of the required financial literacy and independence qualifications for the Audit Committee and report to the Board for ratification that the qualifications have been met.

➢	To periodically review the process of determining the compensation paid to non-employee directors for annual retainers (including Board and Committee Chairs) and meeting fees and make recommendations to the Board for any adjustments in the process.
➢	To review actual or potential conflicts of interest affecting directors and executive officers.

➢	To review corporate governance developments both generally and specific to proxy analysis and other external reviews of the Company performed by Institutional Shareholder Services and similar institutions and where appropriate to make recommendations to the Board, or other committees, regarding corporate governance matters and practices including the organization and legal structure of the Company.

➢	To review regularly the processes and procedures that it has developed for the Board.

➢	To review regularly the Company’s performance as it affects employees and the communities in which it has facilities.

➢	To review Management’s process for Board and director orientation.

➢	The Committee shall review the continued adequacy of this Governance and Nominating Committee Charter on a periodic basis and shall comply with provisions in such general procedures for Board committees as approved by the full Board.

Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually of the performance of the Committee and its members. In conducting such performance evaluation the Committee shall review the compliance of the Committee with this Charter.

Director Attendance at Annual Meeting

Absent a valid reason, such as a schedule conflict, it is expected that all directors will attend the Annual Meeting of Shareholders.

Process for Identification and Evaluation of Director Nominees

The Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee will regularly assess the size of the Board, the need for particular expertise on the

Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director which may come to the Committee’s attention through current Board members, Management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Committee will consider candidates recommended by shareholders, when the nominations are properly submitted in accordance with the procedures set forth in Exhibit B to this Charter. Following verification of the shareholder status of persons proposing candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials will be forwarded to the Committee as part of its review. If the Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a shareholder will be treated like any other potential candidate during the review process by the Committee. In connection with this evaluation, the Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Shareholder Communications

Shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the Board, in care of the Company’s Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communicates will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

Exhibit A

Director Qualifications/Criteria/Skills

Integrity.    All candidates must be individuals of personal and professional integrity and ethical character, and who value and appreciate these qualities in others.

Absence of Conflicts of Interest.    Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

Fair and Equal Representation.    Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

Achievement.    Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor consistent with the needs of the Company’s strategic plan.

Experience.    Candidates should have (i) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (ii) relevant business experience, at a senior management level, preferably in an industry related to the Company; or (iii) experience as a board member of another publicly held company.

Oversight.    Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

Business Understanding.    Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include:

➢	contemporary governance concerns;

➢	regulatory obligations of a public issuer;

➢	strategic business planning;

➢	competition in a global economy; and

➢	basic concepts of corporate finance.

Available Time.    Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to attend substantially all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s Annual Meeting of shareholders, after taking into consideration their other business and professional commitments, including service on the boards of other companies.

Incumbent Directors.    If the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Additional Qualifications.    In approving candidates for election as director, the Committee will also assure that:

➢	at least a majority of the directors serving at any time on the Board are independent, as defined under the NASDAQ Market Place Rules;

➢	at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the NASDAQ Market Place Rules;

➢	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission;

➢	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

➢	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

Diversity.    The Committee will seek to promote through the nominations process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

Exhibit B

Procedures for Shareholders to Recommend Director Candidates

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of our Chairman of the Board and Secretary at the following address:

Board of Directors

c/o Corporate Secretary

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

➢	the name and address of the shareholder recommending the person to be nominated;

➢	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;
➢	a description of all arrangements or understandings between the shareholder and the recommended nominee;

➢	such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and;

➢	the consent of the recommended nominee to serve as a director of the Company if so elected.

The Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that proposers notify the Company and provide the information set forth above no later than 120 days prior nor more than 130 days before the corresponding date on which the Company’s annual Proxy Statement was mailed in connection with the most recent Annual Meeting.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Vote FOR the nominees listed WITHHOLD AUTHORITY ABSTAIN from below (except as marked to to vote for the nominees Vote FOR Vote AGAINST voting for the contrary below). listed below. Proposal 2 Proposal 2 Proposal 2

Proposal 1—Election of Directors Proposal 2—Approval of Amendment to Increase the

The Board of Directors recommends a vote FOR the nominees for Authorized Common Stock Directors

The Board of Directors recommends a vote Election of one Director for a one-year term and three Directors for FOR the Amendment. three-year terms:

NOMINEE for One-Year Term: 01. Jan K. Ver Hagen

Signature must be that of him/herself. If shares are held jointly, each shareholder named should NOMINEES for a Three-Year Terms: 02. Ronald D. Barbaro sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer.

03. Arlen I. Prentice If the signer is a partnership, please sign partnership name by authorized person. Executors, 04. J. Michael Ribaudo administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

Signature:             Signature:             DATED:              IMPORTANT-PLEASE INSERT

FOLD AND DETACH HERE

SOLICITED BY THE BOARD OF DIRECTORS

FLOW INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 23, 2004

The undersigned hereby appoints Stephen R. Light and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Women’s University Club of Seattle, 1105 Sixth Avenue, Seattle, Washington 98101 on September 23, 2004, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

If this Proxy is executed by you without indicating a choice regarding the nominees for director, it will be deemed to grant authority to vote FOR the nominees for director.

THIS PROXY IS SOLICITED BY MANAGEMENT. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE